Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors)	July 23, 2010
(414) 524-2375

Jacqueline F. Strayer (Media)
(414) 524-3876
Johnson Controls Q3 2010 revenues increase 22% with significantly higher net income; Company guides to high end of previous full-year EPS range
MILWAUKEE, July 23, 2010 . . . For the third quarter of fiscal 2010, Johnson Controls reported a 22% increase in revenues with higher sales in each of its three businesses. Net income and segment margin increased significantly. The company also said earnings for fiscal 2010 are expected to be at the high end of its previously disclosed guidance.
Highlights for the company’s third quarter of 2010 include:
■	Net sales of $8.5 billion vs. $7.0 billion in Q3 2009, up 22%

■	Income from business segments of $496 million compared with $282 million a year ago, up 76%

■	Net income of $418 million vs. $163 million in Q3 2009

■	Diluted earnings per share of $0.61 vs. $0.26 last year
The 2010 quarter includes a non-cash tax benefit of $51 million, or $0.07 per share. The 2009 quarter included a non-cash tax benefit of $9 million, or $0.01 per share. Excluding these non-recurring items, net income in the current quarter was $367 million or $0.54 per share, while net income in the prior year quarter was $154 million or $0.25 per share. The company said it believes that using the adjusted numbers provide a more meaningful comparison of its underlying operating performance.
The company said that the quarter was negatively impacted by approximately $0.03 per share due to both the weaker Euro and a non-cash impairment charge in its automotive business in Japan.
“We are pleased with our third quarter results. We capitalized on the recovery in several of our markets, leveraging our market leadership and improved cost structure to gain share and improve profitability,” said Stephen A. Roell, Johnson Controls Chairman and Chief Executive Officer. “Sales in our automotive and power businesses grew at a double-digit pace, and our Building Efficiency business generated top-line growth for the

News release
first time in more than a year. In addition, the Building Efficiency order rate increased 9%, nearly double the pace of the second quarter, which exceeded our expectations.”
Mr. Roell said the current market environment has presented opportunities for growth investments.
“To support our growth strategies in Asia, we will purchase the remaining shares of our Korean Power Solutions joint venture,” Mr. Roell said. “We also made an equity investment in Tachi-S to enable greater collaboration with this important automotive seating and interiors supplier and to ultimately expand our relationships with Asian automakers. Additionally, we continue to accelerate our investments in Power Solutions manufacturing capacity and vertical integration. In Building Efficiency, increased investments are focused on significantly increasing our service sales and delivery capabilities, especially in the areas of clean technologies and energy efficiency.”
Automotive Experience sales in the quarter increased 43% to $4.2 billion versus $3.0 billion last year due primarily to higher production volumes and new program launches. North American revenues increased 76% to $1.7 billion from $1.0 billion last year, while European sales were up 19% to $2.0 billion from $1.7 billion in the 2009 quarter. Sales in Asia increased to $440 million from $262 million in 2009. China revenues, which are mostly generated through unconsolidated joint ventures, rose 40% to $774 million compared with $553 million a year ago. Johnson Controls has a 45% share of the Chinese automotive seating market and is launching multiple new interiors programs over the next three years.
Automotive Experience reported segment income of $171 million in the current quarter, compared with a loss of $14 million last year due to higher volumes, operational efficiencies and higher profitability of its automotive joint ventures. The North America segment margin of 5.6% reflects the increased production volumes and benefits of cost reduction initiatives. Asia segment margin, including the non-consolidated joint ventures in China, was 5.7%. Europe segment margin was 2.4%, lower than other geographic regions due to the magnitude of new program launches. The company said it expected launch costs in Europe to continue at a heightened level through 2011.
Johnson Controls increased its forecast for North American auto production in its 2010 fiscal year to 11.4 million units (vs. previous estimate of 10.9 million units). The company’s production assumption for Europe is unchanged at 16.7 million units.
Power Solutions sales in the third quarter of 2010 increased 30% to $1.1 billion from $0.9 billion last year reflecting higher aftermarket and original equipment unit shipments as well as the impact of higher lead prices. Excluding the lead impact, sales increased 16%. Aftermarket unit shipments increased 9%, including the initial incremental volume associated with the award of all of Walmart’s automotive battery business, which began shipping in June. Higher global automotive production resulted in a 36% increase in original equipment battery shipments.

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Power Solutions segment income was up 27% to $135 million versus $106 million in the third quarter of 2009. The higher income is primarily the result of the higher volumes and non-recurring charges incurred in the prior year.
Johnson Controls has accelerated investments to expand lead acid battery production capacity in China where it expects to add a new manufacturing plant annually for the next few years. In addition, the construction of a new lead recycling facility in Mexico is nearing completion. Initial production is expected to launch in the fiscal 2011 first quarter, ramping to full production over the course of the year. The company said its plans to build a recycling facility in the United States are progressing as expected, with an expected launch of production in mid-2012. Upon completion of these facilities, Johnson Controls expects to be able to internally recycle more than 50% of its lead requirements versus 15% today.
The company said that in conjunction with Volkswagen, it introduced a new technology innovation for absorbent glass mat (AGM) lead-acid batteries that improves performance and life in high heat environments. The AGM batteries are designed specifically for Start-Stop vehicles. Industry forecasts predict that more than 60 percent of vehicles made in Europe by mid-decade will feature Start-Stop technology. Due to the increasing consumer demand, Johnson Controls is expanding its AGM manufacturing capacity in Europe by nearly 70%. Johnson Controls currently supplies approximately 70% of the AGM original equipment batteries in Europe and supplies replacement batteries to the aftermarket under the VARTA™ Start-Stop brand.
Building Efficiency sales in the 2010 third quarter were $3.2 billion, up 2% compared with last year. Higher Global Workplace Solutions, Rest of World and residential HVAC sales more than offset declines in Europe and North America. Johnson Controls reported that its third quarter orders increased by 9% globally. Sequentially, the order rate was significantly higher than the 5% order increase reported for second quarter of 2010. The backlog of uncompleted contracts in the 2010 third quarter was up 1% to $4.4 billion. This represents the third sequential quarterly improvement in the backlog and the first positive year-over-year backlog number since March 2009.
Building Efficiency reported segment income of $190 million, level with the 2009 quarter. Strong double-digit income improvements in North America Systems, Rest of World, Global Workplace Solutions and residential HVAC segments were offset by lower results in Europe and North America Service. North America Service income declined 66%, due to the continued revenue softness in discretionary project work and the final costs associated with its NexGen service technology deployment.
Johnson Controls updated its financial guidance for 2010:
■	Net sales expectation unchanged at $33.5 billion (up 18%), with a revised Euro assumption of $1.30 versus the prior Euro assumption of $1.35.

■	Earnings for the 2010 fiscal year are now expected to approximate $1.95 per diluted share. The company had previously guided to $1.90 — $1.95 per diluted share. Johnson Controls said that higher automotive production estimates will be partially offset by the negative impact of the lower Euro.

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The company will provide a detailed review of its fiscal year 2011 market expectations and growth strategies at its annual analyst day in New York on October 12, 2010.
“As we enter the final quarter of our fiscal year, automotive production forecasts along with the higher buildings order rate and backlog support our expectations for continued improvements in sales and income,” said Mr. Roell. “We will continue to use our strong balance sheet and cash flows to make strategic investments that will help us further outpace the growth rates of our markets. We believe we are positioned to deliver sustainable, profitable growth.”
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About Johnson Controls
Johnson Controls is a global diversified technology and industrial leader serving customers in over 150 countries. Our 130,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful.
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Forward Looking Statement
Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this presentation pertaining to its financial results for fiscal 2010 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and included terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, energy prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, changes in the levels or timing of investments in commercial buildings, the ability to execute on restructuring actions according to anticipated timelines and costs as well as other factors discussed in Item 1A of Part I of the Company’s most recent Form 10-k filing (filed November 24, 2009) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
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July 23, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended June 30,
	2010	2009
Net sales	$8,540	$6,979
Cost of sales	7,201	5,940

Gross profit	1,339	1,039

Selling, general and administrative expenses	(895)	(787)
Net financing charges	(39)	(65)
Equity income	52	30

Income from continuing operations before income taxes	457	217

Provision for income taxes	31	50

Net income	426	167

Less: income attributable to noncontrolling interests	8	4

Net income attributable to JCI	$418	$163

Diluted earnings per share	$0.61	$0.26

Diluted weighted average shares	684	676

Shares outstanding at period end	673	595

July 23, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Nine Months Ended June 30,
	2010	2009
Net sales	$25,265	$20,630
Cost of sales	21,467	18,224

Gross profit	3,798	2,406

Selling, general and administrative expenses	(2,625)	(2,449)
Restructuring costs	—	(230)
Net financing charges	(117)	(167)
Equity income (loss)	156	(104)

Income (loss) from continuing operations before income taxes	1,212	(544)

Provision for income taxes	123	109

Net income (loss)	1,089	(653)

Less: income (loss) attributable to noncontrolling interests	47	(15)

Net income (loss) attributable to JCI	$1,042	$(638)

Diluted earnings (loss) per share	$1.53	$(1.07)

Diluted weighted average shares	682	594

Shares outstanding at period end	673	595

July 23, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	June 30,	September 30,	June 30,
	2010	2009	2009
ASSETS
Cash and cash equivalents	$908	$761	$543
Accounts receivable — net	5,452	5,528	4,910
Inventories	1,644	1,521	1,561
Other current assets	2,114	2,016	1,725

Current assets	10,118	9,826	8,739

Property, plant and equipment — net	3,706	3,986	3,969
Goodwill	6,217	6,542	6,420
Other intangible assets — net	695	746	745
Investments in partially-owned affiliates	766	718	713
Other noncurrent assets	2,584	2,270	1,880

Total assets	$24,086	$24,088	$22,466

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$727	$798	$777
Accounts payable and accrued expenses	5,928	5,306	4,633
Other current liabilities	2,377	2,612	2,533

Current liabilities	9,032	8,716	7,943

Long-term debt	2,638	3,168	4,001
Other noncurrent liabilities	2,771	2,865	2,093
Shareholders’ equity attributable to JCI	9,424	9,138	8,227
Noncontrolling interests	221	201	202

Total liabilities and equity	$24,086	$24,088	$22,466

July 23, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended June 30,
	2010	2009
Operating Activities
Net income attributable to JCI	$418	$163
Income attributable to noncontrolling interests	8	4

Net income	426	167

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	168	180
Equity in earnings of partially-owned affiliates, net of dividends received	6	(4)
Deferred income taxes	(51)	(20)
Impairment charges	11	—
Other — net	17	47
Changes in working capital, excluding acquisitions:
Accounts receivable	(182)	(27)
Inventories	(111)	135
Restructuring reserves	(32)	(53)
Accounts payable and accrued liabilities	219	87
Change in other assets and liabilities	(44)	(18)

Cash provided by operating activities	427	494

Investing Activities
Capital expenditures	(215)	(103)
Sale of property, plant and equipment	10	5
Acquisition of businesses, net of cash acquired	(17)	—
Other — net	(63)	(41)

Cash used by investing activities	(285)	(139)

Financing Activities
Decrease in short and long-term debt — net	(5)	(30)
Payment of cash dividends	(87)	(77)
Other — net	88	(16)

Cash used by financing activities	(4)	(123)

Increase in cash and cash equivalents	$138	$232

July 23, 2010

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Nine Months Ended June 30,
	2010	2009
Operating Activities
Net income (loss) attributable to JCI	$1,042	$(638)
Income (loss) attributable to noncontrolling interests	47	(15)

Net income (loss)	1,089	(653)

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	524	561
Equity in earnings of partially-owned affiliates, net of dividends received	(38)	207
Deferred income taxes	(95)	202
Impairment charges	30	156
Other — net	79	89
Changes in working capital, excluding acquisitions:
Accounts receivable	(218)	1,297
Inventories	(208)	476
Restructuring reserves	(156)	(22)
Accounts payable and accrued liabilities	595	(1,666)
Change in other assets and liabilities	(154)	(288)

Cash provided by operating activities	1,448	359

Investing Activities
Capital expenditures	(526)	(529)
Sale of property, plant and equipment	34	8
Acquisition of businesses, net of cash acquired	(32)	(32)
Other — net	(131)	(121)

Cash used by investing activities	(655)	(674)

Financing Activities
Increase (decrease) in short and long-term debt — net	(574)	704
Payment of cash dividends	(251)	(231)
Other — net	179	1

Cash provided (used) by financing activities	(646)	474

Increase in cash and cash equivalents	$147	$159

July 23, 2010

FOOTNOTES
1. Business Unit Summary

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	(unaudited)			(unaudited)
(in millions)	2010	2009	%	2010	2009	%
Net Sales
Building efficiency	$3,217	$3,167	2%	$9,208	$9,219	0%
Automotive experience	4,213	2,956	43%	12,482	8,532	46%
Power solutions	1,110	856	30%	3,575	2,879	24%

Net Sales	$8,540	$6,979		$25,265	$20,630

Segment Income (1)
Building efficiency	$190	$190	0%	$398	$259	54%
Automotive experience	171	(14)	*	481	(618)	*
Power solutions	135	106	27%	450	212	*

Segment Income	$496	$282		$1,329	$(147)

Net financing charges	(39)	(65)		(117)	(167)
Restructuring costs	—	—		—	(230)

Income from continuing operations before income taxes and noncontrolling interests	$457	$217		$1,212	$(544)

Net Sales
Products and systems	$6,798	$5,304	28%	$20,116	$15,668	28%
Services	1,742	1,675	4%	5,149	4,962	4%

	$8,540	$6,979		$25,265	$20,630

Cost of Sales
Products and systems	$5,783	$4,608	25%	$17,254	$14,243	21%
Services	1,418	1,332	6%	4,213	3,981	6%

	$7,201	$5,940		$21,467	$18,224

*	Metric not meaningful

(1)	Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges and restructuring costs.
Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
2. Restructuring Costs
As part of its continuing efforts to reduce costs and improve the efficiency of its global operations, the Company announced a restructuring plan in the second quarter of fiscal year 2009 and recorded a $230 million restructuring charge. This restructuring charge included a $46 million impairment charge of which $25 million related to the North America automotive experience segment, $16 million related to the Asia automotive experience segment and $5 million related to the Europe automotive experience segment.
The restructuring charge relates to cost reduction initiatives in its automotive experience, building efficiency and power solutions businesses and includes workforce reductions and plant consolidations. The Company expects to substantially complete the initiatives in 2010. The automotive-related restructuring is in response to the fundamentals of the European, North American and Japanese automotive markets. The actions target reductions in the Company’s cost base by decreasing excess manufacturing capacity due to lower industry production and the continued movement of vehicle production to low-cost countries, especially in Europe. Power solutions’ actions are focused on optimizing its regional manufacturing capacity to reflect lower overall demand for original equipment batteries resulting from lower vehicle production levels.

July 23, 2010

3. Impairment Charges
The Company reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable.
At June 30, 2010, the Company recorded a $11 million impairment charge related to property, plant and equipment in the Asia automotive experience segment.
At March 31, 2010, the Company recorded a $19 million impairment charge related to property, plant and equipment in the North America automotive experience segment as part of the Company’s revised restructuring actions. This impairment charge was offset by a decrease in the Company’s restructuring reserve for $19 million due to lower employee severance and termination benefit cash payouts than previously calculated.
At December 31, 2008, the Company recorded a $77 million and $33 million impairment charge related to property, plant and equipment in the automotive experience business in North America and Europe, respectively. The impairment charges are included in cost of sales in the accompanying Condensed Consolidated Statements of Income. At December 31, 2008, the Company also recorded a $152 million charge related to an impairment of an equity investment in a 48%-owned joint venture with US Airconditioning Distributors, Inc. in the Company’s building efficiency business. This impairment charge is included in equity loss in the accompanying Condensed Consolidated Statements of Income.
4. Income Taxes
The Company’s annual estimated effective tax rate before consideration of discrete tax items for the year ending September 30, 2010 is 18 percent. The effective tax rate inclusive of discrete tax items for the third quarter of fiscal 2010 is 6.8 percent, as compared to 23.0 percent for the third quarter of fiscal 2009. The third quarter of fiscal 2010 reflects a $51 million ($.07/share) tax benefit related to the resolution of tax audits and a valuation allowance release and the third quarter of fiscal 2009 reflects a net $9 million ($.01/share) tax benefit.
5. Earnings per Share
The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Basic income (loss) available to common shareholders	$418	$163	$1,042	$(638)

Financing costs related to the convertible senior notes and equity units, net of tax	1	13	4	—

Diluted income (loss) available to common shareholders	$419	$176	$1,046	$(638)

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	672.7	594.7	671.6	593.9
Effect of dilutive securities:
Stock options	6.2	1.8	6.1	—
Convertible senior notes	0.1	36.0	0.1	—
Equity units	4.5	43.7	4.5	—

Diluted weighted average shares outstanding	683.5	676.2	682.3	593.9